Exhibit (a)(1)(d)

Offer to Purchase

All Outstanding Shares of Common Stock

of

TESARO, INC.

at

$75.00 Per Share

Pursuant to the Offer to Purchase dated December 14, 2018

by

ADRIATIC ACQUISITION CORPORATION,

GLAXOSMITHKLINE LLC

and

GLAXOSMITHKLINE PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE PAST 11:59 P.M., EASTERN TIME, ON JANUARY 14, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 14, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 14, 2018 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware, which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), to purchase all of the issued and outstanding shares (each, a “Share,” and collectively, “Shares”) of common stock, par value $0.0001 per share of TESARO, Inc., a Delaware corporation (the “Company”), for $75.00 per Share (the “Offer Price”), net to the holder in cash, without interest, subject to any withholding taxes required by applicable law, and on the terms and subject to the conditions set forth in the Offer to Purchase and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal,” and together with this Offer to Purchase and other related materials, as each may be amended and supplemented from time to time, the “Offer”).

Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us, as the holder of record, and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.        The offer price for the Offer is $75.00 per Share, payable net to you in cash, without interest and subject to any withholding taxes required by applicable law.

2.        The Offer is being made for all issued and outstanding Shares.

3.        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 3, 2018 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and the Company, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, on the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent.

4.        The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, declared advisable and adopted the Merger Agreement and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

5.        The Offer and withdrawal rights will expire at one (1) minute past 11:59 P.M., Eastern time, on January 14, 2019, unless the Offer is extended or earlier terminated. Purchaser is not providing for guaranteed delivery procedures.

6.        The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 15 – “Conditions of the Offer” of the Offer to Purchase.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

TESARO, INC.

at

$75.00 Per Share

Pursuant to the Offer to Purchase dated December 14, 2018

by

ADRIATIC ACQUISITION CORPORATION,

GLAXOSMITHKLINE LLC

and

GLAXOSMITHKLINE PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 14, 2018, and the related Letter of Transmittal, in connection with the offer by Adriatic Acquisition Corporation, a Delaware corporation (“Purchaser”) and a direct wholly-owned subsidiary of GlaxoSmithKline LLC, a limited liability company organized under the laws of Delaware, which is an indirect wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales, to purchase all of the issued and outstanding shares (each, a “Share,” and collectively, “Shares”) of common stock, par value $0.0001 per share of TESARO, Inc., a Delaware corporation (the “Company”), for $75.00 per Share, net to the holder in cash, without interest, subject to any withholding taxes required by applicable law, and on the terms and subject to the conditions set forth in the Offer to Purchase dated December 14, 2018 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal,” and together with this Offer to Purchase and other related materials, as each may be amended and supplemented from time to time, the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in their sole discretion, which determination shall be final and binding on all parties, subject to any judgment of any court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering stockholder. If such delivery is by mail, it is recommended that the Shares (or share certificates), the Letter of Transmittal and all of the required documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No. Dated , 2018 Area Code and Phone Number Tax Identification Number / Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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